Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2015 Results

Irvine, CA, February 18, 2016 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the year ended December 31, 2015.  For the year ended 2015, the Company reported net earnings of $80.8 million or $6.40 per diluted common share, as compared to a net loss of $(6.3) million or $(0.68) per diluted common share for the year ended 2014. For the quarter ended December 31, 2015, the Company reported net earnings of $10.7 million or $0.85 per diluted common share, as compared to a net loss of $(2.2) million or $(0.23) per diluted common share for the quarter ended December 31, 2014.

Results of Operations

(in thousands, except share data)
(unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues:
Gain on sale of loans, net	$36,188	$47,274	$8,749	$169,206	$28,217
Real estate services fees, net	1,978	2,775	3,447	9,850	14,729
Servicing income, net	2,019	2,432	813	6,102	4,586
Loss on mortgage servicing rights	(4,422)	(4,818)	(1,576)	(18,598)	(5,116)
Other	113	(11)	20	397	1,723
Total revenues	35,876	47,652	11,453	166,957	44,139
Expenses:
Personnel expense	20,939	21,315	9,557	77,821	37,398
Business promotion	8,021	10,735	162	27,650	1,182
General, administrative and other	7,509	7,100	4,500	27,988	18,760
Accretion of contingent consideration	2,671	2,424	—	8,142	—
Change in fair value of contingent consideration	(17,697)	(16,897)	—	(45,920)	—
Total expenses	21,443	24,677	14,219	95,681	57,340
Operating income (loss):	14,433	22,975	(2,766)	71,276	(13,201)

Other income (expense):
Net interest income (expense)	(189)	119	797	1,946	1,135
Change in fair value of long-term debt	—	—	(3,590)	(8,661)	(4,014)
Change in fair value of net trust assets	(2,560)	(3,004)	3,222	(5,638)	11,063
Total other income (expense)	(2,749)	(2,885)	429	(12,353)	8,184
Net earnings (loss) before income taxes	11,684	20,090	(2,337)	58,923	(5,017)
Income tax expense (benefit)	975	781	(100)	(21,876)	1,305
Net earnings (loss)	$10,709	$19,309	$(2,237)	$80,799	$(6,322)

Diluted earnings (loss) per share	$0.85	$1.48	$(0.23)	$6.40	$(0.68)

Net earnings (loss) includes fair value adjustments for changes in the contingent consideration, long-term debt and net trust assets.  The contingent consideration is related to the CashCall Mortgage (“CCM”) acquisition transaction, while the other fair value adjustments are related to our legacy portfolio.  These fair value adjustments are non-cash items and are not related to current operating results.  Although we are required by GAAP to record a change in fair value and accretion of the contingent consideration, management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.   The table below shows operating income (loss) excluding these items:

Operating income (loss)

(in thousands)

	For the Three Months Ended			For the Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Operating income (loss):	$14,433	$22,975	$(2,766)	$71,276	$(13,201)
Accretion of contingent consideration	2,671	2,424	—	8,142	—
Change in fair value of contingent consideration	(17,697)	(16,897)	—	(45,920)	—
Operating income (loss) excluding changes in contingent consideration	$(593)	$8,502	$(2,766)	$33,498	$(13,201)

Operating income, excluding the changes in contingent consideration, increased to $33.5 million for 2015 as compared to a loss of $(13.2) million for 2014.  In the first quarter of 2015, we completed the acquisition of the CCM operations.  The increase in operating income in 2015 was primarily due to higher origination volumes and higher margins associated with CCM.

During the fourth quarter of 2015, operating income, excluding the changes in contingent consideration, improved by $2.2 million over the fourth quarter of 2014, primarily due to an improvement in gain on sale margins.  Gain on sale margins increased in 2015, due to the increase in retail volume  which earns higher margins than the other origination channels.  The increase in retail originations were a result of the CCM acquisition.

Operating income (loss), excluding the changes in the contingent consideration, decreased to a loss of $(593) thousand in the fourth quarter of 2015 compared to operating income of $8.5 million in the third quarter.  This decline was primarily due to a decrease in gain on sale of loans due to a 16% decline in volume (as discussed below) combined with an 18 bps decrease in gain on sale margins to 187 bps in the quarter.   Offsetting this decline in gain on sale revenue was a $2.7 million decline in marketing expenses in the fourth quarter.  With the expected decline in demand in the fourth quarter for refinance loans associated with normal seasonal declines combined with an increase in mortgage rates, we reduced the amount of TV and radio advertising in the fourth quarter.

Selected Operational Data

(in millions)

	Q4 2015	Q3 2015	% Change	Q4 2014	% Change
Retail Originations	$1,203.8	$1,285.7	-6%	$24.5	4813%
Correspondent Originations	$392.9	$608.5	-35%	$925.4	-58%
Wholesale Originations	$342.0	$409.0	-16%	$159.0	115%
Total Originations	$1,938.7	$2,303.2	-16%	$1,108.9	75%

	YE 2015	YE 2014	% Change
Retail Originations	$5,571.8	$80.3	6839%
Correspondent Originations	$2,238.0	$2,169.6	3%
Wholesale Originations	$1,449.2	$598.9	142%
Total Originations	$9,259.0	$2,848.8	225%

As a result of the acquisition of the CCM consumer direct channel in 2015, total originations increased 225% to $9.3 billion as compared to $2.8 billion in 2014.  During the fourth quarter of 2015, and consistent with the rest of the market, total originations decreased to $1.9 billion, from $2.3 billion in the third quarter of 2015. However, total originations increased approximately 75% from the fourth quarter of 2014.

Fourth quarter origination volumes declined due to the normal seasonal decline, and implementation of the new TILA-RESPA Integrated Disclosures (“TRID”) requirements. Beginning in October 2015, lenders were required to start using new integrated disclosure forms, Loan Estimate and Closing Disclosure, as required by TRID.  The new forms and disclosure rules were a significant change to the mortgage lending process.  Although the Company was prepared for the implementation of TRID in its consumer direct channel, the Company’s business to business customers, who were equipped with lesser resources, experienced longer turn times in closing loans as a result of these new closing demands from TRID.

To manage the capital needs of the Company and to reduce the mortgage servicing rights asset concentration, in the fourth quarter the Company sold $4.5 billion of mortgage servicing rights for approximately $46.0 million.

Selected Operational Data

(in millions)

	12/31/2015	9/30/2015	% Change	12/31/2014	% Change
Mortgage Servicing Portfolio	$3,570.9	$6,088.0	-41%	$2,267.1	58%

	12/31/2015	9/30/2015	% Change	12/31/2014	% Change
Mortgage Servicing Rights	$36.4	$63.3	-42%	$24.4	49%

As of December 31, 2015, the Company’s mortgage servicing portfolio decreased to $3.6 billion, a 41% decrease from September 30, 2015, which correspondingly decreased our retained mortgage servicing rights to $36.4 million at December 31, 2015 as compared to $63.3 million at September 30, 2015.   The decrease in the value of mortgage servicing rights is primarily due to decreases in interest rates and prepayments.

The contingent consideration liability represents the estimated fair value of the expected future earn-out payments to be paid to the seller of the CCM operations which was acquired in the first quarter of 2015.  In the fourth quarter, similar to the third quarter, we updated assumptions based on current market conditions, resulting in a decline in projected volumes and in turn a lower estimated value of the contingent consideration. As a result, we recorded a change in the fair value of the contingent consideration in the third quarter reducing the contingent consideration liability by $17.7 million over the remaining earn-out period of two years.  The reduction in projected volumes is consistent with the forecasted declines of the overall market by the Mortgage Bankers Association. Despite the decrease in the contingent consideration, the CCM division remained profitable during 2015 and the long term outlook continues to be positive.

Recent Developments

With the reduced mortgage origination volumes in the fourth quarter of 2015, we reduced personnel and advertising costs.  In the first quarter of 2016, we have also completed a modification of the lease of our corporate headquarters facility, reducing the monthly rent payment.  Lastly, as previously announced, in January 2016, the Company decided to exercise the option to convert a portion of our debt into common stock, eliminating debt, increasing book value by $20 million and saving the Company $375,000 in quarterly interest payments beginning in April 2016.

In addition to reducing expenses, we also plan to aggressively expand our NonQM mortgage originations in 2016 as well as expand into the consumer lending market by diversifying the products we originate to include consumer unsecured loans.  The Company continues to leverage its conforming agency mortgage originations platform to increase its non-agency originations in our consumer direct channel, as well as our wholesale and correspondent business to business channels.  By adding consumer lending to our agency, government and NonQM mortgage lending, we plan to create financial product diversification, which we believe will provide incremental growth to our existing business later in 2016.

As part of our efforts to be a market leader in the financial products and services sector, we will also continue to enhance our technology platform.  The first component is our proprietary NonQM system called iDASL (Impac Direct Access System for Lending).  We launched iDASL in 2015 as a NonQM prequalification engine and expect to roll out iDASL 2.0 in 2016 to provide a fully automated approval process for our NonQM loan products.  The Company is committed to providing technologies in all of its origination platforms with the objective to not only increase customer satisfaction, but also enhance our efficiencies to reduce overall costs and time to close and fund loans.

To help facilitate liquidity in the market for these products as well as create a new earnings stream for the Company, we are planning to establish an external asset manager.  Through the asset manager, we plan to raise third party money to acquire and service Impac originated assets such as NonQM loans, and an interest in agency mortgage servicing rights, as well as unsecured consumer loans originated by third parties.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We are pleased with the financial results of the Company in 2015, despite our small operational loss in the fourth quarter.  We believe that an increased mortgage origination pipeline in the first quarter of 2016, coupled with our 2016 strategies of product and service diversification would result in another profitable year as Impac expands its overall lending footprint.”

Conference Call

The Company will hold a conference call on February 19, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (888) 224 3719, conference ID number 21806353, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Non-GAAP Financial Measures

This release contains a financial measure, operating income excluding contingent consideration changes and the related accretion, that is a non-GAAP measure. We have provided a reconciliation within this release of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.  This non-GAAP financial measure should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release, and the reconciliation to the closest corresponding GAAP measure should be reviewed carefully.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products;; successful development, marketing, sale and financing of new and existing financial products, including expansion of non-Qualified Mortgage originations and conventional and government loan programs, and consumer unsecured loans; legal and other risks related to new financial products, such as unsecured consumer loans; ability to successfully diversify our financial products; ability to successfully create an external manager to acquire and invest in our financial products ; volatility in the mortgage and consumer financial industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology, including the ability to launch iDASL 2.0 as planned; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com